Exhibit 10.68

OFFICE LEASE

by and between

2000 SIERRA POINT PARKWAY LLC, a Delaware limited liability company as Landlord

and

INNOVIVA, INC., a Delaware corporation,

as Tenant

2000 Sierra Point Parkway

Brisbane, California 94005

June 10, 2016

OFFICE LEASE

THIS LEASE is entered into as of June 10, 2016 (the “Effective Date”), by and between 2000 SIERRA POINT PARKWAY LLC, a Delaware limited liability company (“Landlord”), and INNOVIVA, INC., a Delaware corporation (“Tenant”).

1.                                      BASIC LEASE INFORMATION.  The following is a summary of basic lease information.  Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the other provisions shall control.  Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Building:	2000 Sierra Point Parkway
Brisbane, California 94005

Premises and Rentable Area:

Suite 500, the rentable area of a portion of the Fifth Floor of the Building, consisting of approximately 8,427 square feet of Rentable Area. A Floor Plan of the Premises is included with this Lease and attached hereto as “Exhibit A”.

Term:	The Term is Eighty-Four (84) Months, or as extended under Tenant’s Renewal Option (Section 4.4).

Commencement Date:	June 13, 2016.

Landlord Work:	Landlord at Landlord’s expense shall perform “Landlord Work” pursuant to the terms of Section 9.1 and the “Work Letter” attached hereto as “Exhibit E”.

Base Rent Rate Schedule:	The Rent Commencement Date is the Commencement Date, and the Base Rent shall be paid by Tenant based on the following schedule:

	Period	Monthly Base Rent
	Months 1-12	$31,180
	Months 13-24	$32,115
	Months 25-36	$33,079
	Months 37-48	$34,071
	Months 49-60	$35,093
	Months 61-72	$36,146
	Months 73-84	$37,230

Abated Rent:	Notwithstanding the foregoing rent schedule, the first three (3) months of Base Rent and Operating Expenses shall be fully abated.

Tenant’s Pro Rata Share:	The Premises contains approximately 3.8% of the Rentable Area of the Building.

Base Year:	Calendar Year 2016

Security Deposit:	$37,230

Parking:

That number of parking spaces available for Tenant’s use is determined by multiplying Tenant’s Pro Rata Share by the total number of parking spaces then available upon the Property available on an unassigned and unreserved basis, which is twenty-seven (27) parking spaces as of the Effective Date.

Use:	General office and administrative uses consistent with Class A office buildings.

Normal Business Hours:	7:00 a.m. to 6:00 p.m. on each Business Day.

Addresses for Notice:

Landlord:	2000 Sierra Point Parkway LLC
2000 Sierra Point Parkway, Suite 100
Brisbane, CA 94005
Attention: Stephen P. Diamond, Manager

with a copy to:	Kent Mitchell, Esq.
Jorgenson, Siegel, McClure & Flegel
1100 Alma Street, Suite 210
Menlo Park, CA 94025

Tenant:	On and after the Commencement Date, notices shall be sent to Tenant at the Premises, Attn: Eric d’Esparbes. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Innoviva, Inc.
951 Gateway Blvd.
South San Francisco, CA 94080
Attn: Eric d’Esparbes

Brokers:	Landlord’s Broker: Newmark Cornish & Carey
Tenant’s Broker: Avison Young

Rent (defined in Section 5.2) is payable to the order of Landlord at the following address:

2000 Sierra Point Parkway, Suite 100
Brisbane, CA 94005

2.                                      PREMISES

2.1.                            Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for Tenant’s own use in the conduct of Tenant’s business and not for purposes of speculating in real estate, for the Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1 as the “Premises”, reserving and excepting to Landlord (a) such access as may be required (including but not limited to elevator access) by Landlord to the Building roof and heating, ventilating, air conditioning, ducting, cabling systems, and other Building Systems, (b) the right to place additional vertical penetrations in the Premises as needed for heating, ventilating, air conditioning, ducting, cabling, and other Building Systems, and (c) the right to access the Premises for the management of the Property and fulfillment of Landlord’s duties and obligations under this Lease.  Tenant’s lease of the Premises, together with the appurtenant right to use the Common Areas as described in Paragraph 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of this Lease, (ii) all Applicable Laws governing the use of the Premises and the Property, (iii) all private restrictions, easements and other matters now of public record respecting the use of the Premises and Property, and (iv) all reasonable rules and regulations from time to time established by Landlord.  The building in which the Premises is located is sometimes referred to herein as the “Building”.

2.2.                            Common Area.  Landlord hereby grants to Tenant and its employees, agents, contractors and invitees (collectively, “Tenant’s Agents”) a non-exclusive license to use the public areas, sidewalks, driveways, parking areas and other public amenities (the “Common Area”) associated with the Premises during the Term.  Together, the Premises, the Building and the Common Area are sometimes referred to in this Lease as the “Property.”  Tenant’s rights to the Common Area shall be subject to the Rules and Regulations described in Section 23.1 and to Landlord’s reserved rights described in Article 16.

2.3.                            Parking.  Throughout the Term of this Lease, and any extensions thereof, Tenant shall have the right to use the number of parking spaces specified in Article 1, at no additional cost to Tenant.  Tenant’s license shall not be assigned, sublet or otherwise transferred separately from the Premises.  Tenant agrees that neither Tenant nor Tenant’s Agents shall use parking spaces in excess of the number of spaces allocated to Tenant or in areas designated for other uses.  Landlord shall have the right, at Landlord’s sole discretion, to specifically designate the location of Tenant’s parking spaces within the parking areas of the Common Area, and Tenant’s designated parking spaces (if any) may be relocated by Landlord from time to time upon written notice.  Tenant shall not at any time park, or permit the parking of the trucks or vehicles of Tenant or Tenant’s Agents in any portion of the Common Area not designated by Landlord for such use by Tenant.  Tenant shall not park nor permit to be parked any inoperative vehicles or store any materials or equipment on any portion of the parking area or other areas of the Common Area.  Tenant agrees to assume responsibility for compliance by Tenant’s Agents with the parking provisions contained in this Section.  Tenant hereby authorizes Landlord at Tenant’s expense to attach violation stickers or notices to such vehicles not parked in compliance with this Section and to tow away any such vehicles.  In addition, Landlord may set a specific section of the parking area aside for visitor or specially assigned parking for the Property.

2.4.                            Fitness Center.  Tenant’s employees may use the existing fitness center facilities located in 2000 Sierra Point Parkway (“Fitness Center”) on a non-exclusive basis at no charge during the Term, subject to the Rules and Regulations, so long as Landlord operates the Fitness Center as part of the Common Area.

2.5.                            Conference Center.  Subject to Landlord’s reserved rights described in Article 16, Tenant may utilize the Conference Center located in 2000 Sierra Point Parkway subject to the Rules and Regulations for Landlord’s standard charge, so long as Landlord operates the Conference Center as part of the Common Area.

3.                                      ACCEPTANCE

Landlord shall warrant to Tenant that the Building Systems and structure, including but not limited to the roof, foundation, plumbing, fire sprinkler and life safety system, lighting, HVAC systems, electrical systems, and the passenger and freight elevators serving the Premises shall be in good operating condition and repair, and that it shall deliver the Premises with the Landlord Work pursuant to Section 9.1 and Exhibit E complete, but otherwise Tenant accepts the Premises as furnished by Landlord, which consist of the improvements as they exist as of the Effective Date in their existing “as-is” condition, and Landlord shall have no obligation for construction work or improvements on or to the Premises, the Building or the Common Area.

Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Property and all matters related to Tenant’s decision to enter into this Lease.  Tenant is thoroughly familiar with all aspects of the Property and is satisfied that it is in an acceptable condition and meets Tenant’s needs.  Except as otherwise expressly provided in this Lease, Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Property, the Building Structure, or the Building Systems, (including, without limitation, indoor air quality), (b) the existence, quality, adequacy or availability of utilities serving the Property, (c) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (d) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (e) Hazardous Materials in the Premises, or on, in under or around the Property, (f) zoning, entitlements or any laws, ordinances or regulations which may apply to Tenant’s use of the Premises or business operations, or (g) any other matter.  Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Tenant shall, by entering into and occupying the Premises, be deemed to have accepted the Premises and to have acknowledged that the same are in good order, condition and repair, subject to punch list items.  Upon the Commencement Date, Tenant shall execute and deliver to Landlord the Acceptance Form attached hereto as Exhibit D.

4.                                      TERM

4.1.                            Term.  The Premises are leased for a term (the “Term”) commencing on the Commencement Date and expiring upon the completion of the Term, or such earlier date on which this Lease terminates pursuant to its terms.  The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date”.  Upon delivery of possession, Landlord shall specify in a written notice to Tenant, substantially in the form of

Exhibit B, the Commencement Date, Rent Commencement Date and Expiration Date of this Lease.  Such notice shall be delivered promptly after all of the information set forth in the notice has been determined; provided that Landlord’s failure to do so shall not in any way affect either party’s rights or obligations under this Lease.

4.2.                            Delivery of Possession.  Upon the Commencement Date, Landlord shall deliver for Tenant’s temporary and immediate occupancy approximately 10,000 square feet on the 9th Floor of the Building in its current “As-Is” condition, but otherwise subject to all of the terms and conditions of the Lease (the “Temporary Premises”). Landlord shall use its commercially reasonable best efforts to deliver the Premises (Suite 500) with the Landlord Work complete by September 1, 2016. Tenant agrees that upon Landlord’s completion of the Landlord Work, whether before or after September 1, 2016, that it shall promptly (within fifteen days) relocate into the Premises and vacate Temporary Premises.

4.3.                            Intentionally Omitted.

4.4.                            Renewal Option.  Tenant shall have one (1) option (the “Renewal Option”) to extend the Term of the Lease for the entire Premises then being leased to Tenant.  The Renewal Option shall be for a five (5) year term (the “Renewal Term”).  The Renewal Term shall commence on the day after the Expiration Date.  The Renewal Option shall be void if a default beyond any applicable notice and cure period by Tenant exists, either at the time of exercise of the Renewal Option or the time of commencement of a Renewal Term.  The Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not more than twelve (12) months and not less than nine (9) months prior to the expiration of the Term.  The Renewal Term shall be upon the same terms and conditions as the original Term, except that (a) the Base Rent payable pursuant to Section 4.1 with respect to the Renewal Term shall be equal to the Prevailing Market Rent as of the commencement of the Renewal Term, as determined pursuant to Exhibit C; from and after the exercise of the Renewal Option escalating annually thereafter by three percent (3%) per annum, (i) all references to “Expiration Date” shall be deemed to refer to the last day of the Renewal Term, and (ii) all references to “Term” shall be deemed to include the Renewal Term. The Renewal Option is personal to Tenant and any Permitted Transferee and shall be inapplicable and null and void if Tenant assigns or sublets any of its interest under this Lease (other than to a Permitted Transferee) or if the Tenant or any Permitted Transferee is not occupying the Premises.

5.                                      RENT

5.1.                            Base Rent.  Commencing upon the Rent Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, at the address specified for Landlord in Article 1, or at such other place as Landlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease).  Tenant shall pay the first month’s rent due in advance, upon execution of this Lease.  If the Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month.  The Rentable Area of the Premises shall be conclusively presumed to be as stated in Article 1, and shall not be subject to adjustment by either Landlord or Tenant during the Term. Notwithstanding the foregoing, the first three (3) months of Base Rent and Operating Expenses shall be fully abated.

5.2.                            Additional Rent.  All sums due from Tenant to Landlord or to any third party under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including without limitation the charges for Tenant’s Pro Rata Share of Operating Expenses (described in Article 7) and all sums incurred by Landlord due to Tenant’s failure to perform its obligations under this Lease.  All Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid.  Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent.  Together, Base Rent and Additional Rent are sometimes referred to in this Lease as “Rent”.

5.3.                            Late Payment.  Any unpaid Rent shall bear interest from the date due until paid at the lesser of the published “prime” interest rate (that rate quoted by Wells Fargo Bank from time to time as its prime rate) plus six (6) percent (6%) per annum or the then maximum interest rate allowed by law (the “Interest Rate”).  In addition, Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine.  Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable; provided, however, that such late charge shall not be assessed upon Tenant’s first (1st) late payment in any twelve (12) month period and after Tenant has not cured such late payment within five (5) days from receipt of such notice, provided that no other notices will be required during the following twelve (12) months for a late charge to be incurred.  Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant.  In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of Rent.

5.4.                            Security Deposit.  Concurrently with the execution of this Lease, Tenant shall deliver to Landlord the cash payment to fulfill the Security Deposit requirement described in Article 1.  The Security Deposit shall be held by Landlord as security for the faithful performance of this Lease by Tenant of all of the terms, covenants and conditions of this Lease.  If there is an Event of Default by Tenant with respect to any provisions of this Lease (including but not limited to the payment of Rent); if Tenant files a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver of itself or the Premises, or if a court of competent jurisdiction enters an order or judgment appointing a receiver of Tenant or the Premises; or if a court of competent jurisdiction enters an order or judgment approving a petition filed against Tenant under any bankruptcy, insolvency or liquidation law, then in any such case Landlord may, without waiving any of Landlord’s other rights or remedies under this Lease, apply the Security Deposit in whole or in part to remedy any failure by Tenant to pay any sums due under this Lease, to repair or maintain the Premises, to perform any other terms, covenants or conditions contained in this Lease, to compensate Landlord for any loss or damages which Landlord may suffer as a result thereof, including without limitation any lost rent to which Landlord is entitled in the event the Lease terminates or is rejected as a result of any of the foregoing.  Should Landlord so apply any portion of the Security Deposit, Tenant shall replenish the Security Deposit to the original amount within fifteen (15) days after written demand by Landlord.  Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.

6.                                      USE OF PREMISES AND CONDUCT OF BUSINESS

6.1.                            Permitted Use.  Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and unfettered discretion.  Tenant’s use of the Property shall in all respects comply with all Applicable Laws (as defined in Section 11.1).

6.2.                            Prohibited Uses.  Tenant shall not use the Premises or allow the Premises to be used for any illegal or immoral purpose, or so as to create waste, or constitute a private or public nuisance. Tenant shall not place any loads upon the floors, walls, or ceiling that endanger the structure, or place any Hazardous Material in the drainage system of the Premises, or overload existing electrical or other mechanical systems.  The maximum headcount that Tenant may have in the Premises is one (1) person per one hundred and fifty (150) rentable square feet.  Tenant shall not use any machinery or equipment that causes any substantial noise or vibration.  No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises where approved by Landlord.  No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside the Premises or on any portion of the Common Area unless otherwise approved by Landlord in its sole discretion.  No loudspeaker or other device, system, or apparatus which can be heard outside the Premises shall be used in or at the Premises without the prior written consent of Landlord.  No explosives or firearms shall be brought into the Premises.

7.                                      BUILDING SERVICES; OPERATING EXPENSES

7.1.                            Building Services.

(a)                                 Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours.  Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time (which amount as of the Effective Date is $75.00 per hour per floor); (3) Maintenance and repair of the Property as described in Section 8.1; (4) Janitor service on Business Days. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use but not less than five (5) watts per usable square foot of the Premises; (7) Trash pick-up; and (8) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

(b)                                 Tenant shall have access to the Premises 24 hours per day, 7 days per week.

(c)                                  Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Applicable Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, subject only to the provisions of Section 17.1.

7.2.                            Operating Expenses.  “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Property, including, without limitation, all costs of:

(a)                                 taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or its personal property (“Real Estate Taxes”).  Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Property or the occupants thereof, service payments in lieu of taxes that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision thereof, or any other political or public entity, and shall also include any other tax, assessment or fee, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties as of the Effective Date.  Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine, or reduce Real Estate Taxes.  Real Estate Taxes shall not include franchise, transfer, succession, gift, inheritance, gross receipts or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax, or any penalties, late fees or interest incurred as a result of Landlord’s failure to timely pay taxes;

(b)                                 repair, maintenance, replacement and supply of air conditioning, electricity, steam, water, heating, ventilating, mechanical, escalator and elevator systems, sanitary and storm drainage systems and all other utilities and mechanical systems (the “Building Systems”), subject to 7.2(n) below;

(c)                                  landscaping and gardening of the Common Area;

(d)                                 lighting, repaving, repairing, maintaining and restriping of parking areas and sidewalks; provided, however, the cost of any capital improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(n) below;

(e)                                  lighting, repairs and maintenance to the Common Area;

(f)                                   repair, maintenance and replacement of any security systems and fire protection systems installed in the Premises; provided, however, the cost of any capital improvements shall only be included in Operating Expenses to the extent provided in Section 7.2(n) below;

(g)                                 general maintenance, janitorial services, trash removal, cleaning and service contracts and the cost of all supplies, tools and equipment required in connection therewith;

(h)                                 all premiums and costs for insurance carried by Landlord on the Premises, the Common Area and the Property, or in connection with the use or occupancy thereof (including all amounts paid as a result of loss sustained that would be covered by such policies but for deductibles or self-insurance provisions), including, but not limited to, the premiums and costs of fire and extended coverage, earthquake, vandalism and malicious mischief, public liability and property damage, worker’s compensation insurance, rental income insurance and any other insurance commonly carried by prudent owners of comparable buildings, provided, however, that the Landlord may, but shall not be obligated to carry earthquake insurance;

(i)                                    wages, salaries, payroll taxes and other labor costs and employee benefits for all persons engaged in the operation, management, maintenance and security of the Property;

(j)                                    management fees at commercially reasonable rates (whether or not Landlord employs a third party managing agent), but not in excess of 3% of gross rents of the Building;

(k)                                 fees, charges and other costs of all independent contractors engaged by Landlord;

(l)                                    license, permit and inspection fees;

(m)                             the cost of supplies, tools, machines, materials and equipment used in operation and maintenance of the Common Area;

(n)                                 any capital improvements to the Property (i) are reasonably intended to reduce current or future Operating Expenses, (ii) replacements or modifications of the nonstructural portions of the Building or Common Areas that are required to keep the Building or Common Areas or Building Systems in good condition, or (iii) required under any Law not in effect as of the Commencement Date; provided that the cost of any such capital improvements shall be amortized over the useful life of the improvement in question (determined in accordance with GAAP), together with interest on the unamortized balance at the Interest Rate;

(o)                                 the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Expenses, including, without limitation, the costs of audits by certified public accountants of Operating Expense records;

(p)                                 audit and bookkeeping fees, legal fees and expenses incurred in connection with the operation or management of the Property;

(q)                                 legal and accounting services for the Property; and

(r)                                  any other expenses of any kind whatsoever reasonably incurred in connection with the management, operation, maintenance, repair and replacement of the Property.

Notwithstanding anything in the definition of Operating Expenses to the contrary, Operating Expenses shall not include the following:

(i)                                     Costs actually reimbursed to Landlord by insurance proceeds for the repair of damage to the Property;

(ii)                                  Financing and refinancing costs, interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Property;

(iii)                               legal fees, leasing commissions, cash allowances, buy-out amounts, advertising expenses, promotional expenses, and other costs of a similar nature incurred in the leasing of space at the Property;

(iv)                              ground rent or any other payments paid under any present or future ground or overriding or underlying lease and/or grant affecting the Property and/or the Premises (other than payments which, independent of such lease, would constitute an Operating Expense hereunder); and

(v)                                 costs incurred due to a violation of the provisions of this Lease by Landlord;

(vi)                              costs arising from the presence of any Hazardous Materials or violation of Environmental Laws as of or prior to the Commencement Date or caused solely by Landlord or its agents; or

(vii)                           capital improvements except as provided in Section 7.2(n) above.

7.3.                            Occupancy Assumption.  If the Building is not 100% occupied during any calendar year or if Landlord is not supplying services to 100% of the total Rentable Area of the Building at any time during a calendar year, Operating Expenses shall, at Landlord’s option, be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Area of the Building during that calendar year.  If Tenant pays for its Pro Rata Share of Operating Expenses based on increases over a “Base Year” and Operating Expenses for a calendar year are determined as provided in the prior sentence, Operating Expenses for the Base Year shall also be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Area of the Building.  The extrapolation of Operating Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

7.4.                            Payment of Operating Expenses.  Tenant shall pay to Landlord, as Additional Rent, Tenant’s Pro Rata Share of the amount, if any, by which Operating Expenses for each calendar year during the Term exceed Operating Expenses for the Base Year (“Expense Excess”).  Tenant shall pay one twelfth of Tenant’s Pro Rata Share of the Expense Excess in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant.  Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates.  With reasonable promptness after the expiration of each calendar year, Landlord will furnish Tenant with a statement (“Landlord’s Expense Statement”) setting forth in reasonable detail the actual Operating Expenses for the prior calendar year and the amount of Tenant’s Pro Rata Share of the Expense Excess.  If Tenant’s Pro Rata Share of the actual Expense Excess for such year exceed the estimated amounts paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Tenant’s Pro Rata Share of Expense Excess paid by Tenant and the actual Tenant’s Pro Rata Share of Expense Excess within thirty (30) days after the receipt of Landlord’s Expense Statement.  If the total amount paid by Tenant for any year exceeds the actual amount due from Tenant for that year, the excess shall be credited against the next installments of Additional Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Rent and any remaining excess shall be refunded promptly to Tenant.

7.5.                            Proration.  If either the Rent Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Tenant’s Pro Rata Share of Expense Excess for the year in which the Rent Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

7.6.                            Utility Costs.  Landlord shall arrange for the following utilities furnished to or used at the Premises: water, gas, electricity, sewer service and non-hazardous waste pick-up.  The costs of such utilities shall be included in Operating Expenses.  Tenant shall be responsible for arranging for telephone and other electronic communications services, at the Premises and shall pay the costs of such utilities directly.  Landlord will work in good faith with Tenant to provide access to a cable or satellite TV feed to the Premises, subject to agreement of the parties with respect to allocation of costs of installation and ongoing monthly service costs.

7.7.                            Taxes on Tenant’s Property and Business.  Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 9.5) and shall deliver satisfactory evidence of such payment to Landlord.  If the assessed value of the Property is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment, as determined from time to time by Landlord.

7.8.                            Electricity Reimbursement for Tenant’s Special Systems.  Landlord shall have the right to require that Tenant reimburse Landlord for the electricity use of Tenant’s Special Systems which utilize a large amount of electricity, which may include but are not limited to Tenant’s Server Room Computers, Server Room Cooling Systems, or other systems not typical for general office use (“Tenant’s Special Systems”).  Landlord may require Tenant to measure such electricity use using E-Mon D-Mon kWh Meters, and the electricity reimbursement shall be calculated by Landlord based on the actual electric rates paid by the Property.

7.9.                            Energy and Resource Consumption.  Landlord may voluntarily cooperate in a reasonable manner with the efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property.  Tenant shall not be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of such compliance or cooperation.  Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems with the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

8.                                      REPAIRS, MAINTENANCE AND SERVICES

8.1.                            Landlord’s Obligations.  Except as specifically provided in this Lease, Landlord shall not be required to furnish any services, facilities or utilities to the Premises or to Tenant, and Tenant assumes full responsibility for obtaining and paying for all services, facilities and utilities to the Premises.  Landlord will repair, replace and maintain the Building Systems, the Common Area, and the structural portions of the Building and Premises, including, without limitation, the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), Common Area stairs, Building standard stairwells (but not stairs or stairwells installed by the Tenant or any former tenant) and elevators (collectively, the “Building Structure”).  Landlord shall also provide the Premises with interior and exterior window washing services and janitorial service and shall provide the Common Areas with landscaping services.  Tenant shall notify Landlord in writing when it becomes aware of the need for any repair, replacement or maintenance that is Landlord’s responsibility under this Section of which it becomes aware.  The costs of such repair, replacement and maintenance shall be included in Operating Expenses to the extent provided in Article 7; provided that, subject to Section 13.5, Tenant shall reimburse Landlord in full and within fifteen (15) days after written demand for the cost of any repair to the Property, Building Structure or Building Systems which is attributable to misuse by Tenant or Tenant’s Agents.  The reimbursement shall be Additional Rent.  Tenant hereby waives and releases any right it may have under any law, statute or ordinance now or hereafter in effect to make any repairs that are Landlord’s obligation under this Section.

8.2.                            Tenant’s Obligations.  Except as provided in Section 8.1, Tenant assumes full responsibility for the repair, replacement and maintenance of the Premises, including, without limitation, all mechanical and other systems and equipment (including but not limited to any server cooling system(s) and kitchenette(s)) installed within the Premises (“Tenant Systems”).  Tenant shall take good care of the Premises and the Tenant Systems and keep the Premises and the Tenant Systems in good working order and in a clean, safe and sanitary condition.  All repairs and replacements by Tenant for which Tenant is responsible are collectively referred to as the “Tenant Obligations” and shall be made and performed:  (a) at Tenant’s cost and expense, and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord in accordance with Section 9.3, (c) so that same shall be at least equal in quality, value and utility to the original work or installation, (d) in a manner and using equipment and materials that will not impair the operation of or damage the Building Systems, and (e) in accordance with Article 9 (if applicable), and all Applicable Laws.  Tenant shall cooperate fully and in good faith with Landlord and Landlord’s property manager in the performance of all such repairs and replacements by Tenant, and shall perform all such work and activities diligently and expeditiously to completion, and in a manner consistent with Class A office buildings located in San Mateo County, California. Tenant shall reimburse Landlord within fifteen (15) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors to review plans and specifications prepared by Tenant.

8.3.                            Security.  Tenant shall be solely responsible for the security of the Premises and Tenant’s Agents while in or about the Premises.  Any security services provided to the Property by Landlord shall be at Landlord’s sole discretion and Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4.                            Landlord’s Right To Cure Defaults.  In the event Tenant fails to perform or adequately perform any of Tenant’s Obligations as reasonably determined by Landlord, Landlord, in its sole and absolute discretion, and upon fifteen (15) days written notice to Tenant, may terminate Tenant’s right to perform Tenant’s Obligations, and Landlord shall then assume for itself or assign to Landlord’s property manager all responsibility for the performance of all such Tenant’s Obligations for the remainder of the Term, the cost of which shall be included within the definition of Operating Expenses.

8.5.                            Special Services.  If Tenant requests any services from Landlord other than those for which Landlord is obligated under this Lease, Tenant shall make its request in writing and Landlord may elect in its sole discretion whether to provide the requested services.  If Landlord provides any special services to Tenant, Landlord shall charge Tenant for such services at the prevailing rate being charged for such services by other property owners and property managers of comparable buildings in the area of the Property, and Tenant shall pay the cost of such services as Additional Rent within thirty (30) days after receipt of Landlord’s invoice.

9.                                      LANDLORD WORK; ALTERATIONS

9.1.                            Tenant Improvements.  Landlord shall Deliver the Premises to Tenant with existing improvements in its “as-is” condition and Landlord shall have no other obligation to improve the Premises, with the sole exception of the “Landlord Work” which shall be performed by Landlord at Landlord’s expense pursuant to the terms of the “Work Letter” attached hereto as Exhibit E.

9.2.                            Alterations by Tenant.  Tenant shall not make or permit any alterations to the Building Systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises or the Building without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay.  Landlord shall respond to any request by Tenant to make any Alteration within fifteen (15) days after receipt of such request for consent from Tenant.  Notwithstanding the foregoing, Landlord’s consent shall not be required (a) in the case of interior, cosmetic non-structural Alterations that do not require a permit, or affect the Building Systems, or affect the entryways or elevators or any other premises in the Building, or (b) in the case of other Alterations that do not exceed a total price of Twenty-Five Fifty Thousand Dollars ($25,000) per project and do not affect the Building Systems or the structural integrity of the Building.  All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations. Tenant shall reimburse Landlord within thirty (30) days after written demand as Additional Rent for any out-of-pocket expenses incurred by Landlord in connection with Alterations elected to be made and/or any repairs or replacements required to be made by Tenant, including, without limitation, any reasonable fees charged by Landlord’s contractors and/or consultants to review plans and specifications prepared by Tenant.

9.3.                            Project Requirements.  The provisions of this Section 9.3 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a)                                 Prior to entering into a contract for any Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of the design architect and the general contractor.

(b)                                 Before commencing the construction of any Alterations, Tenant shall procure or cause to be procured the insurance coverage described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord.  All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i)                                     During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of Alterations.

(ii)                                  Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Section 13.2, including insurance for completed operations, elevators, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than Three Million Dollars ($3,000,000) combined single limit, which policy shall include for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii)                               Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c)                                  All construction and other work in connection with any Alterations shall be done at Tenant’s sole cost and expense and in a prudent and good manner.  Tenant shall construct the Alterations in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d)                                 Prior to the commencement of any Alteration in excess of Ten Thousand Dollars ($10,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility.  Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e)                                  Tenant shall take all necessary safety precautions during any construction.

(f)                                   With regards to any work to be performed to or needed by the Building Systems and subsystems, Tenant shall use those subcontractors that regularly maintain and manage such systems, and such work will include design, components, distribution, and installation to meet Landlord’s specifications for the operations of the Building.

(g)                                 With regard to any Alterations in excess of Ten Thousand Dollars ($10,000), Tenant shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction of the Alterations, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features.  These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current.  The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times.  Within sixty (60) days after the Alterations have been substantially completed, Tenant shall, at its cost, make a copy of the as-built drawings and annotated plans and specifications and deliver the same to Landlord.

(h)                                 Upon completion of the construction of any Alterations in excess of Ten Thousand Dollars ($10,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.4.                            Ownership of Improvements.  Except as provided in Section 9.5, all Landlord Work, Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section.  Upon written request by Tenant, Landlord shall notify Tenant in writing at the time of Landlord’s approval of the Alterations, whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term and Tenant shall have no obligation to remove any Alterations that Landlord has not designated in writing for removal.  Tenant shall repair or pay the cost of repairing any damage to the Property caused by the removal of Alterations.  If Tenant fails to perform its repair obligations, without limiting any other right or remedy, Landlord may on five (5) Business Days prior written notice to Tenant perform such obligations at Tenant’s expense and Tenant shall reimburse Landlord within thirty (30) days after demand for all out-of-pocket costs and expenses incurred by Landlord in connection with such repair.  Tenant’s obligations under this Section shall survive the termination of this Lease.

9.5.                            Tenant’s Personal Property.  All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, built-in cabinetry and appliances, HVAC equipment and floor coverings, which shall become the property of Landlord at the end of the Term), and which can be removed without structural or other material damage to the Property (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term.  Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord.  Upon the direction of Landlord, Tenant shall remove its data cabling and related fixtures, remove any other finishes, and clean the Premises.  Tenant shall repair or pay the cost of repairing any damage to the Property resulting from such removal, and the provisions of Section 9.5 above shall apply in the event Tenant fails to do so.  Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) Business Days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10.                               LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant.  If Tenant shall not, within ten (10) Business Days following notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate.  Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord, the Premises and the Property from mechanics’ and materialmen’s liens, as more specifically provided in Section 9.4(d).

11.                               COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

11.1.                     Applicable Laws.  Tenant, at Tenant’s cost and expense, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Premises or the use, operation or occupancy of the Premises, whether now existing or hereafter enacted (collectively, “Applicable Laws”).  Without limiting the foregoing, but specifically excluding the Landlord Work to be performed by Landlord, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such non-structural improvements and alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all applicable building codes, laws and ordinances relating to public accommodations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted if triggered by Tenant’s particular use (as opposed to general office) of the Premises or Tenant’s alteration to the Premises.  Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 13.1 in the event of any failure or alleged failure of Tenant to comply with Applicable Laws.  Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9.

11.2.                     Insurance Requirements.  Tenant shall not do anything, or permit anything to be done, in or about the Premises that would:  (a) invalidate or be in conflict with the provisions of or cause any increase in the applicable rates for any fire or other insurance policies covering the Property or any property located therein (unless Tenant pays for such increased costs), or (b) result in a refusal by fire insurance companies of good standing to insure the Property or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings, or (c) subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises.  Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association, to the extent specifically pertaining to the Premises.

12.                               HAZARDOUS MATERIALS

12.1.                     Definitions.  As used in this Lease, the following terms shall have the following meanings:

(a)                                 “Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Property, and shall include the exacerbation of any pre-existing contamination by Tenant or any of Tenant’s Agents.

(b)                                 “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Property, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(c)                                  “Hazardous Material” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects.  Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea, formaldehyde foam insulation, microbial matter (including mold) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(d)                                 “Tenant’s Hazardous Materials” means any Hazardous Materials resulting from the Environmental Activity by Tenant or any of Tenant’s Agents.

12.2.                     Environmental Release.  Landlord hereby informs Tenant that detectable amounts of Hazardous Materials may have come to be located on, beneath and/or in the vicinity of the Premises.  Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Property.  Upon request of Tenant, Landlord agrees to provide Tenant with a copy of its Phase I Environmental Report.  Landlord makes no representation or warranty with regard to the environmental condition of the Property.  Tenant hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with Hazardous Materials presently in, on or under, or now or hereafter emanating from or migrating onto the

Property.  In connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

12.3.                     Use of Hazardous Materials.  Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, from, under or about, the Property, or any other land or improvements in the vicinity of the Property, excepting only the types and minor quantities of Hazardous Materials which are normally used in connection with general office uses and then only in strict accordance with all Applicable Laws, including all Environmental Laws. As of the Commencement Date, Tenant shall provide Landlord a complete list of all Hazardous Materials (including MSDS sheets for all such Hazardous Materials) used or stored by Tenant or any of Tenant’s Agents or subtenants at the Premises, excluding standard janitorial and office products.  Throughout the Term, Tenant shall continue to update this list so that it remains current. Without limiting the foregoing, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises.  Tenant shall in all respects handle, treat, deal with and manage any and all Tenant’s Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4.                     Remediation of Hazardous Materials.  Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Property from the effects of any Tenant’s Hazardous Materials.  Such actions shall include, but not be limited to, the investigation of the environmental condition of the Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Property.  Tenant shall take all actions necessary to remediate the Property from the effects of such Tenant’s Hazardous Materials to a condition allowing unrestricted use of the Property (i.e. to a level that will allow any future use of the Property, including residential, hospital, or day care, without any engineering controls or deed restrictions), notwithstanding any lesser standard of remediation allowable under Applicable Laws.  All work shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord.  Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws.  Any such actions shall be performed in a good, safe and workmanlike manner.  Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities.  Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity.  Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Property to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5.                     Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents and employees and their respective successors and assigns (collectively, “Landlord’s Agents”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) Environmental Activity by Tenant or Tenant’s Agents; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to Tenant’s Environmental Activity; or (c) Tenant’s failure to remove Tenant’s Hazardous Materials as required in Section 12.4.  Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises.  Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which approval shall not be unreasonably withheld, conditioned or delayed. In the event Tenant’s failure to surrender the Premises at the expiration or earlier termination of this Lease free of Tenant’s Hazardous Materials prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord arising therefrom.

12.6.                     No Lien.  Tenant shall not suffer any lien to be recorded against the Property as a consequence of any Tenant’s Hazardous Materials, including any so-called state, federal or local “super fund” lien related to the remediation of any Tenant’s Hazardous Materials in or about the Property.

12.7.                     Investigation.  Landlord shall have the right to enter and conduct an inspection of the Premises or the Property, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Property and the Premises and the activities thereon with Environmental Laws (the “Environmental Investigation”).  Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Property and/or the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance.  In the event the Environmental Investigation identifies any deficiencies in the compliance of the Property and/or the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, Tenant shall promptly correct any such deficiencies identified in the Environmental Investigation, and document to Landlord that corrective action has been taken.  In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation.  If the Environmental Investigation identifies any such deficiency in compliance of the Property and/or the Premises with Environmental Laws due to any Environmental Activity by Tenant or Tenant’s Agents, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”).  Tenant shall pay for the reasonable cost of any Supplemental Investigation.  A copy of the Supplemental Investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8.                     Right to Remediate.  Should Tenant fail to perform or observe any of its obligations or agreements pertaining to Hazardous Materials or Environmental Laws, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s agents, employees and contractors and perform the same.  Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9.                     Notices.  Tenant shall immediately notify Landlord of any inquiry, test, claim, investigation or enforcement proceeding by or against Tenant or the Premises or the Property known to Tenant concerning any Hazardous Materials.  Tenant shall immediately notify Landlord of any release or discharge of Hazardous Materials on, in under or about the Property.  Tenant acknowledges that Landlord, as the owner of the Property, shall have the sole right at its election and at Tenant’s expense, to negotiate, defend, approve and appeal any action taken or order issued with regard to Tenant’s Hazardous Materials by any applicable governmental authority.

12.10.              Surrender.  Tenant shall surrender the Property and the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Tenant’s Hazardous Materials in accordance with the provisions of this Article 12.

12.11.              Survival; Insurance.  The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Article 13 (Insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13.                               INDEMNITY; INSURANCE

13.1.                     Indemnity.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, Tenant shall indemnify, protect, defend and save and hold Landlord harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages (including consequential damages) and expenses, including, without limitation, reasonable attorneys’ fees and costs (including Landlord’s in-house counsel), and reasonable investigation costs, incurred in connection with or arising from:  (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Property by Tenant and Tenant’s Agents, (c) the condition of the Premises, and any occurrence in the Premises (including injury to or death of any person, or damage to property) from any cause whatsoever, except to the extent caused by the gross negligence or willful misconduct of Landlord, and (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Property.  In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5, Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel reasonably approved by Landlord.  Notwithstanding the foregoing, Landlord may retain its own counsel to defend or assist in defending any claim, action or proceeding involving potential liability of Five Million Dollars ($5,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such counsel.  Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

13.2.                     Insurance.  Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a)                                 commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and the Property and any part thereof by Tenant.  Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than three million dollars ($3,000,000.00), provided that an umbrella policy may satisfy these requirements.  Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available:  (i) deleting any employee exclusion on personal injury coverage, (ii) including employees as additional insureds, (iii) providing broad form property damage coverage, and (iv)  deleting any liquor liability exclusions.  Such insurance shall name Landlord and any other party reasonably designated by Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that the insurer shall endeavor to give Landlord thirty (30) days’ written notice prior to any cancellation or material change of coverage;

(b)                                 commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(c)                                  Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000) or such higher amounts as may be required by law;

(d)                                 [intentionally omitted]; and

(e)                                  any other form or forms of insurance as Landlord may reasonably require from time to time in reasonable amounts and for insurable risks against which a prudent tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the in the Property require their tenants to carry such other form(s) of insurance.

13.3.                     Policies.  All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A-, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance, include as additional insureds Landlord, and such other persons or entities as Landlord reasonably specifies from time to time.  Such policies, with the exception of Worker’s Compensation Insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord.  Executed copies of Tenant’s policies of insurance or certificates thereof shall be delivered to Landlord within ten (10) days prior to the delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of the term of each such policy.  All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence.  As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent.  All such policies of insurance shall provide that the company writing said policy will endeavor to give to Landlord thirty (30) days notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance.  All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis.  Landlord’s coverage shall not be contributory.  No policy shall have a deductible in excess of $25,000 for any one occurrence.

13.4.                     Landlord’s Rights.  Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) Business Days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within thirty (30) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5.                     Waiver of Subrogation.  Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Property or any portion thereof or the contents of the Premises or the Building for any loss or damage sustained by such other party with respect to the Premises, the Building or the Property, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party.  Either party shall notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.6.                     No Liability.  No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

14.                               ASSIGNMENT AND SUBLETTING

14.1.                     Consent Required.  Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, such consent not to be unreasonably withheld (subject to Landlord’s rights as described in Sections 14.5).  Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold its consent in the following instances:

(a)                                 the use of the Premises would not comply with the provisions of this Lease;

(b)                                 Tenant is in default of any obligation of Tenant under this Lease;

(c)                                  the assignment or sublease is for a portion of the Premises or would result in the dividing or sub-demising of the Premises;

(d)                                 the proposed assignee or sublessee is a governmental agency;

(e)                                  in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or sublessee would involve occupancy by other than for a Permitted Use, would entail any alterations which would lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord;

(f)                                   in Landlord’s reasonable judgment, the financial worth of the proposed assignee or sublessee is insufficient to fulfill the terms of the Lease;

(g)                                 the proposed assignee or sublessee (or any of its affiliates) has been in material default under a lease, has been in litigation with a previous landlord, or in the ten years prior to the assignment or sublease has filed for bankruptcy protection, has been the subject of an involuntary bankruptcy, or has been adjudged insolvent;

(h)                                 Landlord has experienced a previous default by or is in litigation with the proposed assignee or sublessee;

(i)                                    in Landlord’s reasonable judgment, the Premises or any part of the Building, will be used in a manner that will violate any negative covenant as to use contained in this Lease; the use of the Premises by the proposed assignee or sublessee will violate any applicable law, ordinance, or regulation;

(j)                                    the proposed assignee or sublessee is a tenant in the Building or 8000 Marina Boulevard, Brisbane, at the time of Notice, or has within the prior six months been offered to Lease other office space in the Building or 8000 Marina Boulevard, Brisbane, by Landlord; or

(k)                                 the proposed assignment or sublease fails to include all of the terms and provisions required to be included therein pursuant to this Article 14.

14.2.                     Notice.  If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease (except as provided in Section 14.7), it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee (hereafter the “Complete Transfer Notice”).

14.3.                     Terms of Approval.  Landlord shall endeavor to respond to Tenant’s request for approval within fifteen (15) days after receipt of the Complete Transfer Notice; however, Landlord’s failure to respond shall not result in a deemed approval.  If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than thirty (30) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice.

14.4.                     Excess Rent.  For any Assignment or Sublease (other than a Permitted Transfer under Section 14.7), fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant.  “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue received by Landlord from Tenant during the period of the Sublease term or concurrently with or after the Assignment; (b) any reasonably documented tenant improvement allowance or other economic concession (planning allowance, free rent, moving expenses, etc.), paid by Tenant to or on behalf of the Transferee; (c) customary and reasonable external brokers’ commissions to the extent paid and documented; and (d) reasonable attorneys’ fees (up to $5,000); (collectively, “Transfer Costs”).  Tenant shall not be required to pay to Landlord any Excess Rent until Tenant has recovered its Transfer Costs.

14.5.                     Landlord Right of First Refusal.  Except for Permitted Transfers, Tenant’s Transfer Notice shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee and shall offer to Transfer to Landlord, Tenant’s interest in the portion of the Premises offered to the Transferee on such terms and conditions (the “Offer”).  Landlord shall have fifteen (15) days from Landlord’s receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in Section 14.3.  If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord’s written notice of acceptance.  The Transfer shall be consummated by Tenant’s delivery to Landlord of a good and sufficient assignment of lease or sublease, which shall grant Landlord the right to re-lease the Premises to new tenants on a direct basis.  If Landlord does not accept the Offer, but approves the Transfer, then in the event the terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms.  Landlord shall then have another period of fifteen (15) days after receipt of such Offer to accept such Offer.

14.6.                     No Release.  No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease.  Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California.  The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7.                     Permitted Transfers.  Notwithstanding anything in this Article 14 to the contrary, but subject to the provisions of Section 14.8 below, Landlord’s prior written consent shall not be required for any assignment of this Lease or sublease to any of the following (each a “Permitted Transferee”): (a) a successor entity related to Tenant by merger, consolidation, or non-bankruptcy reorganization, or (b) a transferee of all or substantially all of Tenant’s assets (collectively, “Permitted Transfers”), or (c) an acquirer of a controlling interest of Tenant’s stock or equity interests; provided that after such assignment or transfer the operation of the business conducted in the Premises shall be in the manner required by this Lease and the Transferee shall have a net worth equal to or greater than Tenant’s net worth immediately prior to the consummation of the Assignment or sublease.  Section 14.4 shall not apply to Permitted Transfers.  For the purposes of this Lease, a sale of Tenant’s capital stock through any public exchange or for financing purposes (such as a Series A financing) shall not be deemed an assignment, subletting, or any other transfer of the Lease or the Premises.

14.8.                     Assumption of Obligations.  Any Transferee shall, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease with respect to the Transferred Space and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term.  No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

14.9.                     Landlord’s Costs.  Tenant shall reimburse Landlord for its reasonable third-party costs (including, without limitation, the fees of Landlord’s counsel), incurred in connection with Landlord’s review and processing of documents regarding any proposed assignment or sublease.

15.                               DEFAULT

15.1.                     Event of Default.  The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a)                                 Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease where such failure continues for a period of three (3) Business Days after written notice of default from Landlord to Tenant.  Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b)                                 Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion.  Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c)                                  Intentionally omitted.

(d)                                 Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e)                                  A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f)                                   A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within thirty (30) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2.                     Remedies.  Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a)                                 The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b)                                 The right to bring a summary action for possession of the Premises.

(c)                                  The rights and remedies described in California Civil Code Section 1951.2, pursuant to which Landlord may recover from Tenant upon a termination of the Lease, (i) the worth at the time of award of the unpaid rent which has been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.  The “worth at the time of award” of the amounts referred to in (i) and (ii) above is computed by allowing interest at the rate of ten percent (10%) per annum.  The “worth at the time of award” of the amount referred to in (iii) above shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).  The detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom includes, without limitation, (1) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (2) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (3) preparing the Premises for reletting to a new tenant, (4) any repairs or alterations to the Premises for such reletting, (5) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (6) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws to the extent that such payment would not result in a duplicative recovery.

(d)                                 The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due.  Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e)                                  The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases.  Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary.  Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper.  Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant.  If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder.  Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner.  Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds.  Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f)                                   The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

(g)                                 If this Lease provides for a postponement of deferral of any Rent, or for commencement of payment of Rent to a date later than the Commencement Date, or for a period of “free” Rent or any other Rent concession (collectively, “Abated Rent”), the right upon an Event of Default that results in the early termination of the Lease to demand immediate payment of the unamortized value of the Abated Rent.

15.3.                     Cumulative Remedies.  The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery,  be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4.                     Waiver of Redemption by Tenant.  Tenant hereby waives any right to relief against forfeiture of this Lease pursuant to California Code of Civil Procedure Section 1179.

15.5.                     Landlord’s Right to Cure.  If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period, Landlord may, on five (5) days notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof.  Tenant shall repay to Landlord within fifteen (15) days after demand the entire out-of-pocket cost and expense incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses.  Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises.  Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.6.                     Landlord’s Default.  Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.  Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16.                               LANDLORD’S RESERVED RIGHTS

16.1.                     Control of Common Area.  Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs, replacements or improvements to all or any part of the Building (including the Building Structure and Building Systems), the Common Area and the Property, provided, however, that Landlord shall use commercially reasonable efforts not to materially adversely affect Tenant’s use of the Premises.  Landlord may make changes at any time and from time to time in the size, shape, location, use and extent of the Common Area, and no such change shall entitle Tenant to any abatement of rent or damages, provided, however, that Landlord shall use commercially reasonable efforts not to materially adversely affect Tenant’s use of the Premises.  Landlord shall at all times during the Term have the sole and exclusive control of the Building Structure and the Common Area, and may at any time and from time to time during the Term restrain any use or occupancy of the Common Area except as authorized by this Lease.  Landlord specifically reserves the right to alter, reconfigure, replace, diminish, expand, or remove all or any part of the Conference Center that currently exists on the First Floor of 2000 Sierra Point Parkway.  Landlord may temporarily or permanently close any portion of the Common Area for repairs, maintenance, replacements or alterations, to prevent a dedication or the accrual of prescriptive rights, or for any other reasonable purpose; provided, however, that Landlord shall use commercially reasonable efforts not to materially adversely affect Tenant’s use of the Premises.  Tenant’s rights in and to the Common Area shall at all times be subject to the rights of Landlord and Tenant shall keep the Common Area free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations.

16.2.                     Access.  Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises (including, without limitation, environmental testing); to supply any service to be provided by Landlord hereunder; to show the Premises to prospective purchasers or mortgagees; to show the Premises to prospective tenants during the last year of the Term; to post notices of non-responsibility; and to repair or maintain the Premises and the Building as required or permitted by the terms of this Lease, without abatement of Rent, and may for that purpose erect, use and maintain necessary structures in and through the Premises and the Building where reasonably required by the character of the work to be performed.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby, except to the extent caused by the gross negligence or willful misconduct of Landlord in the exercise of its rights and provided that Landlord shall use reasonable efforts not to materially adversely affect Tenant’s use of the Premises.  All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors.  Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof.

16.3.                     Easements.  Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its sole discretion may deem necessary or appropriate; provided that Tenant’s rights to use the Property is not materially impeded.

16.4.                     Use of Additional Areas.  Landlord reserves the exclusive right to use any air space above the Property, and the land beneath the Premises; provided that such use shall not materially impede Tenant’s use of and access to the Premises.

16.5.                     Subordination.  This Lease shall be subject and subordinate at all times to:  (a) all reciprocal easement agreements, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Property, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Property, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security, subject to Tenant’s receipt of an executed and commercially reasonable subordination and non-disturbance agreement from any such holder in (a) or (b).  Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below.  In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease (a “Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor, at the option of the Successor.  Tenant covenants and agrees, however, to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within fifteen (15) days after such demand by Landlord shall constitute an Event of Default without further notice.

17.                               LIMITATION OF LANDLORD’S LIABILITY

17.1.                     Limitation.  Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Property by or from any cause whatsoever (other than Landlord’s gross negligence or willful misconduct) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in the Property.  There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Property or to fixtures, appurtenances and equipment in the Property; provided, however, that in the event Landlord fails to perform its obligations to make repairs, alterations or improvements or performs such obligations in a negligent manner in each case which results in Tenant being unable to operate its business at the Premises for a period of more than five (5) consecutive Business Days, then Tenant shall be entitled to an abatement of Rent commencing on the sixth business day Tenant is unable to operate and continuing until the Premises are again available for operation of Tenant’s business.  Such Rent abatement shall be Tenant’s only remedy in the event of a negligent interference with Tenant’s business and Tenant shall not be entitled to damages or to termination of this Lease arising from Landlord’s repairs, alterations or improvements.  No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction of Tenant.  Tenant hereby waives and releases any right it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute or ordinance now or hereafter in effect.

17.2.                     Sale of Property.  It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Property.  In the event of any transfer of Landlord’s interest in this Lease or in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease accruing from and after the date of such transfer.  Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3.                     No Personal Liability.  In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Property and rents therefrom and any available insurance proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18.                               DESTRUCTION

18.1.                     Landlord’s Repair Obligation.  If the Property or any portion thereof is damaged by fire or other casualty, Landlord shall repair the same (including the Landlord Work, but not any Tenant’s Alterations); provided that (a) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within twelve (12) months after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term, provided that such repairs can be made within ninety (90) days after the date of such damage), (b) such repairs are fully covered (except for any deductible) by the proceeds of insurance maintained by Landlord, and (c) the damage does not affect more than fifty percent (50%) of the assessed value of the Building.

18.2.                     Notice.  Landlord shall notify Tenant within sixty (60) days after the date of damage whether or not the requirements for reconstruction and repair described in Section 18.1 are met.  If such requirements are not met, Landlord shall have the option, exercisable within sixty (60) days after the date of such damage either to:  (a) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant pursuant to Section 18.3 below), or (b) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage.  If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage.  If within ten (10) days after receipt of a notice from Landlord electing to terminate this Lease because of the unavailability of insurance proceeds, Tenant sends Landlord a notice electing to reimburse

Landlord for the cost of such repairs that are in excess of five percent (5%) of the replacement cost of the Building (as determined as of the day prior to any such damage), this Lease shall not terminate, and Landlord shall complete such repairs.

18.3.                     Termination by Tenant.  If Landlord elects to repair or is required to repair the damage and any such repair (a) is not commenced by Landlord within one hundred twenty (120) days after the occurrence of such damage or destruction, or (b) is not or cannot practicably be substantially completed by Landlord within twelve (12) months after the occurrence of such damage or destruction (or in the case of damage occurring in the last twelve (12) months of the Term, within ninety (90) days), then in either such event Tenant may, at its option, upon written notice to Landlord to be delivered within fifteen (15) days after receipt of Landlord’s notice or the expiration of the 120-day commencement period, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.

18.4.                     Rent Adjustment.  In case of termination pursuant to Sections 18.2 or 18.3 above, the Base Rent and Operating Expenses shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises, and Tenant shall pay such reduced Base Rent and Operating Expenses up to the date of vacation of the Premises.  If Landlord is required or elects to make repairs, and Tenant does not terminate this Lease pursuant to Section 18.3, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Base Rent and Operating Expenses from the date of such casualty and during the period such repairs are being made by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises.   The full amount of Base Rent and Operating Expenses shall again become payable immediately upon the completion of such work of repair, reconstruction or restoration.  The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any casualty damage to Tenant’s Property or any Alterations.

18.5.                     Tenant Obligations.  If Landlord elects or is required to repair, reconstruct or restore the Premises after any damage or destruction, Tenant shall be responsible at its own expense for the repair and replacement of any of Tenant’s Property and any Alterations that Tenant elects to replace.

18.6.                     No Claim.  Tenant shall have no interest in or claim to any portion of the proceeds of any property insurance or self-insurance maintained by Landlord in connection with the damage.  If Landlord is entitled and elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 13.2 of this Lease.

18.7.                     No Damages.  If Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof.  Except as expressly provided in Section 18.4, there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same.  Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19.                               EMINENT DOMAIN

19.1.                     Taking.  If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a partial taking of at least twenty-five percent (25%) of the Rentable Area of the Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises.  If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, whether or not the Premises are affected, Landlord shall have the right to terminate this Lease by written notice to Tenant within thirty (30) days of the date of taking.  If any material part of the Common Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, such that Tenant’s access to or use of the Premises is materially adversely affected, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days of the date of taking.

19.2.                     Award.  In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest; provided that Tenant may file a claim for (a) Tenant’s relocation expenses, and (b) the taking of Tenant’s Property.

19.3.                     Partial Taking.  In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Base Rent and Operating Expenses shall be adjusted as follows:

(a)                                 In the event of a partial taking, if this Lease is not terminated pursuant to this Article 19, Landlord shall repair, restore or reconstruct the Premises to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2.

(b)                                 During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent and Operating Expenses by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises; and

(c)                                  Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent and Operating Expenses shall be recalculated based on the remaining total number of square feet of Rentable Area of the Premises.

19.4.                     Temporary Taking.  Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of three (3) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond three (3) months.  In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term up to the total Base Rent and Additional Rent owing by Tenant for the period of the taking, and Landlord shall be entitled to receive the balance of any award.

19.5.                     Sale in Lieu of Condemnation.  A voluntary sale by Landlord of all or any part of the Property to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.6.                     Waiver.  Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20.                               SURRENDER

20.1.                     Surrender.  Upon the Termination Date, Tenant shall surrender the Premises to Landlord in as good order and repair as on the Commencement Date, reasonable wear and tear and damage by casualty excepted, free and clear of all letting and occupancies and free of Hazardous Materials caused by Tenant as required pursuant to Article 12.  Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord.

20.2.                     Holding Over.  Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to the greater of (a) one and one-half (1.5) times the then-current Base Rent, and (b) the Rent rate at which Landlord is then offering space in the Building, and shall otherwise be on the terms and conditions of this Lease to the extent applicable.  Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 15, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Operating Expenses from Tenant.

20.3.                     Quitclaim.  At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Property.

21.                               FINANCIAL STATEMENTS

Tenant shall tender to Landlord within fifteen (15) days after receipt of a written request (which request shall not be made more than once per calendar year, unless required more often by a prospective lender or purchaser) any information reasonably requested by Landlord regarding the financial stability, credit worthiness or ability of Tenant to pay the Rent due under this Lease.  Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord.  Tenant hereby represents and warrants to Landlord the following:  (a) that all documents provided by Tenant to Landlord in connection with the negotiation of this Lease are true and correct copies of the originals, (b) Tenant has not withheld any information from Landlord that is material to Tenant’s credit worthiness, financial condition or ability to perform its obligations hereunder, (c) all information supplied by Tenant to Landlord is true, correct and accurate, and (d) no part of the information supplied by Tenant to Landlord contains any misleading or fraudulent statements.  A default under this Article shall be a non-curable default by Tenant and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or available to Landlord under the laws of the State of California.  Landlord shall a be entitled to disclose Tenant’s financial information to (1) its agents, employees and consultants, (2) potential purchasers of an interest in the Property, and (3) lenders contemplating making a loan to the Landlord to be secured by the Property, provided that such recipients are advised of the confidential nature of such information and agree to maintain such confidentiality.

22.                               TENANT CERTIFICATES

Tenant, at any time and from time to time within fifteen (15) days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any party designated by Landlord (including prospective lenders, purchasers, ground lessees and others similarly situated), a certificate of Tenant stating, to the best of Tenant’s knowledge:  (a) that Tenant has accepted the Premises, (b) the Commencement Date, the Rent Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons.  Failure to deliver such certificate when due shall constitute an Event of Default.  At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above.  Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party.

23.                               RULES AND REGULATIONS; SIGNS

23.1.                     Rules and Regulations.  Tenant shall faithfully observe and comply with all rules and regulations and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord (the “Rules and Regulations”).  Landlord shall not enforce such Rules and Regulations in an unreasonable or discriminatory manner.  In the event of any conflict between the terms of this Lease and the terms, covenants, agreements and conditions of the Rules and Regulations, this Lease shall control.

23.2.                     Signs.  Landlord shall enter Tenant’s name in the Building directory located in the main lobby of the Building and on the monument signs at the entry to the Property.  Tenant shall have the right to install signage in the elevator lobby at the entrance to the Premises, subject to Landlord’s reasonable consent.

24.                               INABILITY TO PERFORM

Except as provided in Section 18, if Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Agents by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby.  If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage.  Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25.                               NOTICES

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, UPS, etc.):  (a) to Tenant at Tenant’s address set forth in Article 1; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article.  Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

26.                               QUIET ENJOYMENT

Landlord covenants that so long as an Event of Default by Tenant is not in existence, upon paying the Base Rent and Additional Rent and performing all of its obligations under this Lease, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27.                               AUTHORITY

If Tenant is a corporation, limited liability company or a partnership, Tenant represents and warrants as follows:  Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California.  Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof.  The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject.  Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant.  Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

Landlord represents and warrants as follows:  Landlord has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof.  The execution and performance of Landlord’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Landlord or any agreement or any order or decree of any court or other governmental authority to which Landlord is a party or to which it is subject.  Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Landlord.

28.                               BROKERS

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Landlord shall pay the brokerage commission earned in connection with this transaction pursuant to separate agreement.  Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s, as applicable, dealings or contacts with brokers or agents other than those listed in Article 1.

29.                               MISCELLANEOUS

29.1.                     Entire Agreement.  This Lease, including the exhibits that are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Agents have made any representations or warranties with respect to the Premises, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

29.2.                     No Waiver.  No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease.  No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof.  The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

29.3.                     Modification.  Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

29.4.                     Successors and Assigns.  The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

29.5.                     Validity.  If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

29.6.                     Jurisdiction.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

29.7.                     Attorneys’ Fees.  In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

29.8.                     Waiver of Jury Trial.  Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use or occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

29.9.                     No Counterclaim by Tenant.  In the event Landlord commence any proceedings for nonpayment of rent or other charges payable by Tenant under this Lease, Tenant will not interpose any counterclaim of whatever nature or description in any such proceedings.  This shall not, however, be construed as a waiver of the Tenant’s right to assert such claims in any separate action or actions brought by the Tenant.

29.10.              Light and Air.  Tenant covenants and agrees that no diminution of light, air or view by any structure that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

29.11.              Lease Memorandum.  Neither Landlord nor Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

29.12.              Confidentiality.  The parties agree that neither of them shall make public the terms and conditions of this Lease or the fact that they have entered into this Lease to any person other than a party’s accountants, attorneys, lenders, brokers, prospective ground lessees, investors, consultants or financial advisors without first obtaining the written permission from the other party, except to the extent otherwise required by Applicable Law.

29.13.              Terms.  The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several.  The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

29.14.              Review and Approval.  The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use.  Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Property and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

29.15.              No Beneficiaries.  This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

29.16.              Time of the Essence.  Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

29.17.              Modification of Lease.  In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax or unrelated business taxable income, Tenant agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Tenant under this Lease.  Landlord will pay all Tenants’ reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

29.18.              Construction.  This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof.  Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

29.19.              Survival.  The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease.  Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition.  Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

29.20.              Counterparts.  This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Effective Date.

LANDLORD:

2000 SIERRA POINT PARKWAY LLC

a Delaware limited liability company

By:	/s/ Stephen P. Diamond

Name:	Stephen P. Diamond

Its:	Manager

TENANT:

INNOVIVA, INC.

a Delaware corporation

By:	/s/ Michael Aguiar

Name:	Michael Aguiar

Its:	President and CEO

GLOSSARY

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Abated Rent” is defined in Section 15.2(g).

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.2.

“Alterations” is as defined in Section 9.2.

“Applicable Laws” are defined in Section 11.1.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 5.

“Building” is defined in Section 2.1.

“Building Structure” is defined in Section 8.1.

“Building Systems” are defined in Section 7.2(b).

“Business Days” means Monday through Friday, excluding Saturdays, Sundays and federal and state legal holidays.

“Common Area” is defined in Section 2.2.

“Commencement Date” means the date specified in Article 1.

“Complete Transfer Notice” is defined in Section 14.2.

“Effective Date” is defined in the introductory paragraph of this Lease.

“Environmental Activity” is defined in Section 12.1(a).

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(b).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Expiration Date” means the date specified in Article 1.

“Hazardous Material” is defined in Section 12.1(c).

“Initial Base Rent” is defined in Article 1.

“Interest Rate” is defined in Section 5.3.

“Landlord” is defined in the introductory paragraph to this Lease.

“Landlord’s Agents” is defined in Section 12.5.

“Landlord’s Expense Statement” is defined in Section 7.4.

“Landlord Work” is defined in Section 9.1.

“Offer” is defined in Section 14.5.

“Operating Expenses” are defined in Section 7.2.

“Permitted Transferee” is defined in Section 14.7.

“Permitted Transfers” is defined in Section 14.7.

“Premises” is defined in Section 2.1.

“Prevailing Market Rent” is defined in Exhibit C.

“Property” is defined in Section 2.2.

“Real Estate Taxes” are defined in Section 7.2(a).

“Renewal Option” is defined in Section 4.4.

“Renewal Term” is defined in Section 4.4.

“Rent” means Base Rent, Additional Rent, and all other sums due from Tenant under this Lease.

“Rent Commencement Date” is defined in Article 1.

“Rules and Regulations” is defined in Section 23.1.

“Security Deposit” is defined in Article 1 and Section 5.4.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.5.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant” is defined in the introductory paragraph to this Lease.

“Tenant Obligations” is defined in Section 8.2.

“Tenant Systems” is defined in Section 8.2.

“Tenant’s Agents” is defined in Section 2.2.

“Tenant’s Hazardous Materials” is defined in Section 12.1(d).

“Tenant’s Property” is defined in Section 9.5.

“Tenant’s Special Systems” is defined in Section 7.8.

“Term” is defined in Article 1 and Section 4.1.

“Termination Date” is defined in Section 4.1.

“Temporary Premises” is defined in Section 4.2.

“Transfer Costs” is defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

“Work Letter” is defined in Section 9.1 and attached hereto as Exhibit E.

EXHIBIT A

FLOOR PLAN OF THE PREMISES

EXHIBIT B

NOTICE OF COMMENCEMENT DATE, RENT COMMENCEMENT DATE,
EXPIRATION DATE, BASE RENT AND RENTABLE AREA

(Letterhead of Landlord)

(Date)

Attention:

Re:                             Lease between 2000 Sierra Point Parkway LLC (Landlord), and Innoviva, Inc. (Tenant), for Premises located at 2000 Sierra Point Parkway, Brisbane, California

This letter will confirm the following for all purposes under the Lease:

The Commencement Date is

The Rent Commencement Date is

The Expiration Date is

The Rentable Area of the Premises is

The Initial Base Rent is

Please acknowledge your acceptance of this letter by signing and returning two copies of this letter.

Very truly yours,

2000 SIERRA POINT PARKWAY LLC

By:
Name:
Its:

Accepted and Agreed:

INNOVIVA, INC.

By:
Its:
Name:
Dated:

2

EXHIBIT C

DETERMINATION OF PREVAILING MARKET RENT

The term “Prevailing Market Rent” means the base monthly rent per rentable square foot, full service, for direct leases from the landlord (as opposed to subleases) of space of comparable size to the Premises and in Class A office buildings located in North San Mateo County similar in quality to the Premises for a comparable term, taking into account any additional rent and all other payments or escalations then being charged and allowances and economic concessions being given for such comparable space over a comparable term.  The Prevailing Market Rent shall be determined by Landlord and Landlord shall give Tenant written notice of such determination not later than thirty (30) days after delivery by Tenant of Tenant’s notice of exercise of the Renewal Option.  If Tenant disputes Landlord’s determination of the Prevailing Market Rent, Tenant shall so notify Landlord within fifteen (15) days following Landlord’s notice to Tenant of Landlord’s determination and, in such case, the Prevailing Market Rent shall be determined as follows:

(a)                                 Within thirty (30) days following Tenant’s notice to Landlord that it disputes Landlord’s determination of the Prevailing Market Rent, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the Prevailing Market Rent.

(b)                                 If within this 30-day period Landlord and Tenant cannot reach agreement as to the Prevailing Market Rent, they shall each select one appraiser to determine the Prevailing Market Rent.  Each such appraiser shall arrive at a determination of the Prevailing Market Rent and submit his or her conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described in (a) above.

(c)                                  If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rent.  If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than five percent (5%) of the higher of the two, the average of the two shall be the Prevailing Market Rent.  If the two appraisals differ by more than five percent (5%) of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant.  This third appraisal will then be averaged with the closer of the previous two appraisals and the result shall be the Prevailing Market Rent.

(d)                                 All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising office, research and development and industrial properties in the San Francisco/Peninsula/South Bay area.  Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the determination.

EXHIBIT D

ACCEPTANCE FORM

This Acceptance form is executed with reference to that certain Lease dated as of June   , 2016 by and between 2000 SIERRA POINT PARKWAY LLC, a Delaware limited liability company (“Landlord”), and INNOVIVA, INC., a Delaware corporation (“Tenant”).  Terms defined in the Lease and the exhibits thereto shall have the same meaning when used herein.

Tenant hereby certifies to Landlord that Tenant has inspected the Premises as of                    (the “Date of Inspection”).  Tenant further acknowledges that Tenant hereby accepts the Premises in its existing condition, subject to the provisions of the Lease.

The person executing this Acceptance Form on behalf of Tenant represents and warrants to Landlord that such person is duly authorized to execute this Acceptance Form and that this Acceptance Form has been duly authorized, executed and delivered on behalf of Tenant.

THIS ACCEPTANCE FORM is executed by Tenant as of the Date of Inspection.

TENANT:

INNOVIVA, INC.

By:
Name:
Its:

EXHIBIT E

LANDLORD WORK — WORK LETTER